Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

June 20, 2014

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

RE: Nonqualified Stock Option Agreements and Restricted Stock Unit Agreements between Pinnacle Entertainment, Inc. and Certain Employees

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by Pinnacle Entertainment, Inc. (the “Company”) with the Securities and Exchange Commission on or about June 20, 2014 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 475,000 shares of your common stock, $0.10 par value per share (the “Common Shares”), which will be issuable from time to time under Nonqualified Stock Option Agreements and Restricted Stock Unit Agreements (the “Agreements”) between the Company and certain employees of the Company.

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption or approval, as applicable, of the Agreements and the authorization of the issuance of the Common Shares under the Agreements (the “Agreement Shares”). We have examined the originals, or photostatic copies, of such records of the Company and certificates of officers of the Company and of public officials, and such other documents as we have deemed necessary to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Agreement Shares under the Agreements, the Company will receive consideration in an amount not less than the aggregate par value of the Agreement Shares covered by each such issuance.

Based upon the foregoing, it is our opinion that the Agreement Shares, when issued and outstanding pursuant to the terms of the Agreements, will be validly issued, fully paid and nonassessable Common Shares. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws, each as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP